ASSIGNMENT AGREEMENT

This Assignment is by and among International Media Acquisition Group, LLC, ("IMAG") a Delaware corporation, and Emergent Capital Corp. and Gustavson Development Inc. ("Assignees"), made effective as of the 20th day of June, 2003.

Recitals

WHEREAS:

1. IMAG is a 100% owned subsidiary of InternetStudios, Inc. ("ISTO")

2. IMAG has entered into a Letter of Intent ("LOI") to acquire one hundred percent (100%) of the membership interests of RKO Pictures LLC ("RKO").

3. Under the terms of the LOI, IMAG is obligated to make certain overhead payments of RKO in the amounts of $125,000 (the "1st Overhead Payment") and $250,000 (the "2nd Overhead Payment"). These Overhead Payments are classified as Loans to RKO secured by Promissory Notes bearing interest at U.S. prime.

4. IMAG has made the 1st Overhead Payment and has received an executed Promissory Note. Upon payment of the 2nd Overhead Payment, RKO will deliver an additional Promissory Note

5. Assignees has agreed to lean IMAG sufficient funds to make the 2nd Overhead Payment (the "Assignees Loan").

6. In consideration of this Loan, IMAG wishes to assign all of its rights, title and interest in the Promissory Notes

Assignment

A. This Assignment is effective immediately upon receipt by IMAG of the Assignees Loan.

B. Once effective, by this Assignment, for good and valuable consideration, IMAG assigns to Assignees all of its interests, rights, and title in and to the Promissory Notes, which are attached and incorporated as Exhibit A and B. The parties agree that this assignment is unconditional and without recourse.

G. Assignees agrees to assign the Promissory Notes back to IMAG upon repayment of the Assignees Loan.

Dated: June 20, 2003

International Media Acquisition Group, LLC:

/s/ Mark Rutledge

Gustavson Development Corp.

/s/ Signed

Emergent Capital Corp.

/s/ Signed